Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT, dated September 19, 2007 (the "Amendment"), to the Employment Agreement, dated September 19, 2005 (the "Employment Agreement"), by and between D. Scott Olivet ("Employee") and Oakley, Inc., a Washington corporation (the "Company").

WHEREAS, Employee and the Company have previously entered into the Employment Agreement; and

WHEREAS, Employee desires to continue to provide the Company with his services and the Company desires to continue to employ Employee on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company have agreed and do hereby agree, to amend the Employment Agreement as follows, effective as of the date hereof:

1.           The introductory paragraph of Section 4(a) of the Employment Agreement is hereby amended by adding "when such bonuses would otherwise have been paid if Employee remained employed" in the sixth line after "unpaid bonuses earned for completed prior years."

2.           Section 4(a)(v) of the Employment Agreement is hereby amended by (i) inserting ", within 45 days following the termination of employment," in the fourth line after "unilateral release", (ii) adding ", which changes the Company shall present in writing to Employee within ten (10) days after such termination or be deemed to waive its right to do so (the “Release of Claims”)" to the end of the last line immediately prior to the closed parenthetical, and (iii) adding "the following amounts, provided, however, that if such termination is on or after November 16 of a calendar year, the payment of such amounts shall not be made until the next calendar year notwithstanding when the Release of Claims is signed and becomes effective:" immediately following the closed parenthetical.

3.           The Employment Agreement is hereby amended by adding the following language at the beginning of each of Sections 4(a)(v)(1) and (4):  "subject to the provisions of Section 24(b) hereof,"

4.           The Employment Agreement is hereby amended by deleting all of the language following "(the "Stub Period Bonus")" in Section 4(a)(v)(3) and substituting in its place the following language:  "payable when bonuses would have been paid in the following calendar year if Employee had remained employed."

5.           The first full paragraph immediately following Section 4(a)(v)(4) is hereby deleted in its entirety.

6.           The following shall be added as a new subsection (c) under Section 4 and the former subsection (c) shall be renumbered as subsection (d):

"(c)           Long-Term Incentive Plan Awards.  Upon a termination of employment (i) by Employee with Good Reason or (ii) by the Company other than for Cause, death or Disability (each a “Separation”), Employee shall be entitled to the following with respect to his unvested cash and deferred stock awards under the Company's Long-Term Incentive Plan (collectively, the “LTIP Awards”):

(i)  Cash Awards.

(1)  For any Separation that occurs in connection with or within 24 months following the consummation of a Change in Control and that occurs prior to the certification (the “Certification”) of the applicable performance goals set forth in LTIP Awards by the administrator of the LTIP (the “Plan Administrator”), Employee shall be entitled to one hundred percent (100%) of the cash amount payable upon satisfaction of the performance goals as certified by the Plan Administrator, with such cash amount pro rated based on the number of days Employee was employed by the Company during the applicable performance period.  Such cash amount shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date on the same date such payment would be due if Employee had continued in active employment.

(2)  For any other Separation that does not fall within subsection (1) immediately above that occurs prior to the Certification, if Employee was employed by the Company for at least two-thirds (2/3) of the performance period underlying the applicable cash award, Employee shall be entitled to fifty percent (50%) of the cash amount payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such cash amount pro rated based on the number of days Employee was employed by the Company during the applicable performance period.  Such cash amount shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date on the same date such payment would be due if Employee had continued in active employment.

(3)  For any Separation that occurs on or after the Certification, 100% of Employee’s then unvested cash awards shall become immediately vested as of the termination date. Such cash award shall be paid out in full within 10 business days following the effective date of the Release of Claims.

(ii)  Deferred Stock Awards

(1)  For any Separation that occurs in connection with or within 24 months following the consummation of a Change in Control and that occurs prior to the Certification, Employee shall be entitled to the greater of (x) one hundred percent (100%) of the shares payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such number of shares pro rated based on the number of days Employee was employed by the Company during the applicable performance period and (y) one hundred percent (100%) of the shares payable upon immediate vesting of the target shares.  Such shares shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date on the same date such payment would be due if Employee had continued in active employment.

(2)  For any other Separation that does not fall within subsection (1) immediately above that occurs prior to the Certification, if Employee was employed by the Company for at least two-thirds (2/3) of the performance period underlying the applicable deferred stock award, Employee shall be entitled to fifty percent (50%) of the shares payable upon satisfaction of the performance goals as certified by the Plan Administrator of the LTIP, with such number of shares pro rated based on the number of days Employee was employed by the Company during the applicable performance period.  Such shares shall be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date on the same date such payment would be due if Employee had continued in active employment.

(3)  For any Separation that occurs on or after the Certification, 100% of Employee’s then unvested deferred stock awards shall become immediately vested as of the termination date. Such deferred stock award shall be paid out in full within 10 business days following the effective date of the Release of Claims.

7.           The following shall be added as a new Section 24 of the Agreement:

"24.           Section 409A.

(a)           It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) so as not to subject Employee to the payment of additional taxes and interest under section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in Employee being subject to payment of additional income taxes or interest under section 409A of the Code, the Company agrees to amend this Agreement as may be necessary in order to avoid the application of such taxes or interest under section 409A of the Code.

        (b)           Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this paragraph, such payment or benefit shall not be made or provided (subject to the last sentence of this paragraph) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” (as such term is defined under Section 409A), and (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein."

8.           The following proviso shall be added to the end of Section 1 and to the end of the second paragraph of Section 2 of Exhibit D to the Employment Agreement:

"; provided that in no event shall such Gross-Up Payment (or any reimbursement of expenses to Employee for legal, accounting or related expenses) be made after the end of Employee's taxable year of the year following the year in which the Excise Tax is remitted to the Internal Revenue Service (or in which such expenses are incurred by Employee)."

9.           Except as otherwise provided herein, the remaining terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Employee has hereunto signed this Amendment, as of the date first above written.

OAKLEY, INC.

By:
Richard Shields

Its:           Chief Financial Officer

D. SCOTT OLIVET